UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: August 30, 2012
Date of Earliest Event Reported: August 27, 2012

Sauer-Danfoss Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14097 (Commission File Number)	36-3482074 (I.R.S. Employer Identification No.)

2800 East 13th Street Ames, Iowa (Address of principal executive offices)	50010 (U.S. Zip Code)

Registrant's telephone number, including area code: (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 27, 2012, Sven Ruder, President and Chief Executive Officer and a director of Sauer-Danfoss Inc. (the “Company”), announced his intention to resign from his positions as an officer and director of the Company effective October 5, 2012. Mr. Ruder has served as the Company's President and Chief Executive Officer since January 1, 2009 and has served on the Board of Directors since July 10, 2008.
The Board of Directors voted on August 27, 2012 to appoint Eric Alström as Mr. Ruder's successor as President and Chief Executive Officer and to fill the vacancy left by Mr. Ruder's resignation from the Board of Directors. Mr. Alström will begin serving as the Company's co-President and co-Chief Executive Officer on September 10, 2012 with Mr. Ruder. Effective upon Mr. Ruder's resignation date of October 5, 2012, Mr. Alström will be the sole President and Chief Executive Officer of the Company and will begin his term of office as a director. Mr. Ruder has agreed to remain with the Company in an advisory capacity through the end of 2012.
Mr. Alström, age 46, is presently employed as the Managing Director of Benteler Automotive in Paderborn, Germany, a position he has held since 2008. Benteler Automotive is a large, privately held German company that manufactures lightweight chassis and parts for the automotive industry. Mr. Alström comes to the Company with 20 years of experience in the automotive industry, having served in senior leadership positions at Benteler Automotive and General Motors Corporation in the United States, Asia, and Europe.

Section 8	Other Events
Item 8.01	Other Events

On August 30, 2012, the Company issued a press release announcing the resignation of Mr. Ruder and the appointment of Mr. Alström as President and Chief Executive Officer and a director of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d)    Exhibits
99.1    Press Release dated August 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

		By:	/s/ Kenneth D. McCuskey
		Name:	Kenneth D. McCuskey
Date:	August 30, 2012	Title:	Vice President and Chief Accounting Officer